Exhibit 99.1

ZipRecruiter Announces Board of Directors Nominations

SANTA MONICA- ZipRecruiter®, a leading online employment marketplace, today announced the appointment of two new members to the company’s Board of Directors (the “Board”), appointing Yvonne Hao effective July 29, 2022 and Emily McEvilly effective September 1, 2022, and the resignation of Brian Lee from his position as a member of the Board effective July 29, 2022. Yvonne Hao will serve as a member of ZipRecruiter’s Audit Committee. Emily McEvilly will serve as a member of the Nominating and Corporate Governance Committee.

“I am thrilled to add Yvonne and Emily to our Board of Directors,” said Ian Siegel, CEO of ZipRecruiter. “They bring a bevy of business, technology and financial expertise, but just as importantly they bring both wisdom and a scale of ambition from their experiences at promising upstarts that became category defining companies.” Mr. Siegel added, “I would also like to thank Brian for his valuable contributions to ZipRecruiter over the past several years. We wish him well in his future endeavors.”

Yvonne Hao is a Co-Founder and Advisor to Cove Hill Partners, a private equity firm, which focuses on building market-leading consumer and technology companies, and prior to that, held the roles of COO and CFO of PillPack, a national retail e-commerce pharmacy. There she helped lead the successful sale and integration of PillPack with Amazon. Prior to PillPack, Ms. Hao was at Bain Capital, a private equity firm, for almost 9 years as an operating partner, and held board and interim executive roles at several portfolio companies. She also previously worked at Honeywell International, Inc., a multi-national conglomerate, where she was the VP of Global Marketing for the security business, and also the General Manager for ADI North America. She began her career at McKinsey & Company, a global management consulting firm, where she was promoted to Associate Partner. She has a B.A. in Economics and Asian Studies from Williams College, and an M.Phil in Development Economics from Cambridge University, where she was a Herschel Smith Fellow. Ms. Hao currently serves as a member of the board of directors of CarGurus, Inc., an automotive research and retail company, Flywire Corporation, a global payments software company, and Gentherm Incorporated, a thermal management technologies company. Ms. Hao was selected to serve on our board of directors because of public company board experience and her expertise as an executive officer in the customer service field.

Emily McEvilly currently serves as the Chief Customer Officer at OneTrust, LLC, a trust intelligence software platform, and has served in this capacity since February 2022. Prior to that Ms. McEvilly had an 11 year tenure, including most recently as the Chief Customer Officer, for Workday, Inc., one of the premier human capital management software vendors in the world, servicing numerous Fortune 500 companies. From January 2000 to October 2010, Ms. McEvilly held various leadership positions across business development and professional services at Oracle Corporation, a multinational computer technology corporation. Ms. McEvilly holds a B.A. in International business from Clemson University. Ms. McEvilly was selected to serve on our board of directors because of her experience and expertise as an executive officer and in the customer

Exhibit 99.1
service field. Ms. McEvilly brings a wealth of expertise and operational experience in serving large enterprise customers in the HR space.

About ZipRecruiter
ZipRecruiter® (www.ziprecruiter.com) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past five years1 and is rated the #1 employment job site by G2.2

Contacts

Investors:
Alex Wellins
The Blueshirt Group for ZipRecruiter
ir@ziprecruiter.com

Corporate Communications: Shauna Wynne
Public Relations, ZipRecruiter
press@ziprecruiter.com

1 Based on job seeker app ratings, during the period of January 2017 to January 2022 from AppFollow for ZipRecruiter, CareerBuilder, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings as of January 1, 2022.